Exhibit 99.1

Enveric Biosciences Announces Poster Presentation at Canadian Neuroscience Meeting 2023

CAMBRIDGE, Mass., May 30, 2023 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today announced that research foundational to the development of the Company’s EVM201 Series and EVM301 Series is featured in a poster presentation at the 16th Annual Canadian Neuroscience Meeting (CAN 2023) being held May 28-31, 2023.

The poster entitled, “Building a better psychedelic,” highlights research sponsored by Enveric and led by Professor Jaideep Bains and Dr. Sarah Cook of the Hotchkiss Brain Institute, University of Calgary. The work correlates structural motifs found in certain novel tryptamine-based therapeutic drug candidates created and owned by Enveric with stress reduction and Head Twitch Response (HTR) activity in animal models. Head Twitch Response is a commonly used proxy in rodent models considered predictive of whether a compound is likely to elicit hallucinations in humans. To enhance the accuracy and efficiency of this drug candidate screening model, the researchers additionally reported the use of a new machine-learning based annotation tool for automated analysis of HTR and other behavioral readouts.

“The poster being presented at CAN 2023 highlights the innovative work that Enveric and our research collaborators are executing to develop novel drug candidates intended to provide the widely anticipated therapeutic benefit of psychedelics while reducing the side effects anticipated to accompany conventional psilocybin-assisted therapies,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “We are pleased with the demonstrated correlation between specific structural motifs found in our proprietary novel molecules with certain desirable functional attributes of new drug candidates for mental health indications. We also congratulate our research partners for identifying more rapid and objective tools for measuring HTR and other behavioral indicators. For Enveric, this technology will be helpful as a screening tool in the identification of a lead candidate from our EVM301 Series. The EVM301 Series is designed with the intent to promote neuroplasticity and show efficacy in animal models of depression and anxiety without inducing the hallmark hallucinations of other psychedelic or psychedelic-inspired agents.”

Details of the poster presentation are as follows:

Title: Building a better psychedelic

Presenter: Sarah Gibson Cook, University of Calgary

Authors: Sarah Gibson Cook, Leonardo A. Molina, Xue Chen, Jing Li, Limei Chang, Jonathan Gallant, Jillian M. Hagel, Peter J. Facchini & Jaideep S. Bains

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; manage its future growth effectively; transition from third-party service providers supporting R&D efforts to internal science teams without any adverse impact on Enveric’s ongoing and planned clinical trials; and achieve the intended benefits of its cost reduction plan efforts without negatively impacting Enveric’s business operations and reputation.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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